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                     INSTRUMENT OF EVIDENCE OF INDEBTEDNESS

      THIS INSTRUMENT OF EVIDENCE OF INDEBTEDNESS dated as of the 26th day of August, 1996, is by and between West Coast Entertainment Corporation, a Delaware corporation (the "Buyer"), and the entities named on SCHEDULE A attached hereto (collectively, the "Seller"), in connection with the transactions contemplated by that certain Asset Purchase Agreement dated as of August 23, 1996, by and among the Buyer, the Seller and Charles Johnson, Jr. (the "Purchase Agreement"). Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Purchase Agreement.

      WHEREAS, the Buyer has acquired substantially all of the assets and business of the Seller pursuant to the Purchase Agreement; and

      WHEREAS, in partial consideration for such assets and business, the Buyer has agreed to issue this Instrument, pursuant to which it will deliver to the Seller cash or shares of its Common Stock, at the times and on the terms described herein.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Seller hereby agree as follows:

      1.    Payment of Indebtedness.
            -----------------------

            (a) Unless the Seller makes the election described in Section l(b) below, in accordance with the terms thereof, the Buyer shall deliver to the Seller, on the first anniversary date hereof, an unsecured promissory note of the Buyer, in the principal amount of $840,000 (the "Note"). Amounts outstanding under the Note shall bear interest at the rate of 2% per annum, noncompounded. The Note shall mature on the fourth anniversary of the date hereof (but shall be prepayable, without premium or penalty, at any time in the Buyer's sole discretion), and shall provide for no payments (of principal or interest) during the term thereof, but for payment of the entire principal amount due thereunder, and accrued and unpaid interest thereon, at maturity.

            (b) In lieu of delivery of the Note, as provided in Section l(a) above, if the Seller so elects, the Buyer may deliver to the Seller on the first anniversary date hereof, that number of shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") as is determined by dividing (x) $840,000 by (y) the Market Value. The "Market Value" shall equal the average of



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the bid and asked prices per share of Buyer's Common Stock as reported on the
Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the date on which the Closing of the transaction contemplated by the Purchase Agreement occurred. Such shares of Buyer Common Stock shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") . The Seller shall make the election contemplated by this clause (b) only following delivery to the Seller of a then current prospectus relating to shares of Buyer's Common Stock, which prospectus is included in a then effective Registration Statement (provided such prospectus may include supplements thereto). Buyer may deliver any such prospectus at any time during the one-year period following the date hereof. If, within 10 business days following delivery of such a prospectus, the Seller notifies the Buyer that it has made such election, such election shall be irrevocable unless the Buyer and the Seller mutually agree otherwise.

            (c) If the Seller has made the election contemplated by Section l(b) above, and prior to the issuance of shares of Buyer Common Stock pursuant to Section l(b) above, the Buyer shall:

                  (x)  declare a dividend of Common Stock on its Common Stock,

                  (y) subdivide outstanding Common Stock into a larger number of shares of Common Stock by reclassification, stock split or otherwise, or

                  (z) combine outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise,

then the number of shares of Buyer Common Stock issuable pursuant to Section l(b) shall be adjusted proportionately so that thereafter the Seller shall be entitled to receive the number of shares of Common Stock which the Seller would have been entitled to receive after the happening of any of the events described above had the shares to be issued been issued immediately prior to the happening of such events. An adjustment made pursuant to this Section l(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

            (d) Amounts deliverable to the entities listed on SCHEDULE A hereto shall be allocated among them in proportion to




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the percentages set forth opposite their respective names on SCHEDULE A.

      2. RIGHT OF SET-OFF. The Buyer shall be permitted to set off, against the cash or the number of shares deliverable to the Seller hereunder, amounts or obligations owed by the Principal or the Seller to the Buyer pursuant to the Purchase Agreement. In order to calculate the reduction in the number of shares which may be issuable by the Buyer hereunder for this purpose, each share shall be deemed to have a value equal to the Market Value.

      3. ALLOCATION OF SHARES DELIVERABLE TO THE ASSETS. The Buyer and the Seller hereby agree and acknowledge that the value of the consideration issuable pursuant to this Instrument shall be allocated for tax purposes solely to goodwill of the Sellers being acquired by the Buyer pursuant to the Purchase Agreement, and not to any of the Sellers other Assets.

      4.  General.
          --------

            (a) SUCCESSORS AND ASSIQNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective rights and obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. The Seller may not transfer to any other person the right to receive cash or shares of Buyer Common Stock hereunder without the prior consent of the Buyer.

            (b) NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express or other reputable nationwide overnight courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

      To the Seller:          c/o Mr. Charles Johnson, Jr.
                              2623 Regency Road
                              Lexington, KY 40503

      With a copy to:         Daniel Rose, Esq.
                              201 East Main Street
                              Suite 1000
                              Lexington, Kentucky 40507

      To the Buyer:           West Coast Entertainment Corporation
                              9990 Global Road
                              Philadelphia, Pennsylvania 19115
                              Attn: President



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      With a copy to:         Hale and Dorr
                              60 State Street
                              Boston, MA 02109
                              Attn: John H. Chory, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (1) on the date delivered, if delivered personally; (2) on the business day following delivery to an overnight courier; (3) three business days after being sent, if sent by registered or certified mail; or (4) on the date of actual delivery, if sent by any other method.

           (c)   Arbitration.
                 -----------

                 (i) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 4(c). Any arbitration pursuant to this
Section 4 (c) shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of any party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each of the two parties to the dispute shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

                 (ii) The parties agree that any such arbitration will occur in Philadelphia, Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

            (d) ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS. The Buyer and the Sellers may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the Buyer and the Seller.

            (e) SECTION HEADINGS. The section headings contained in this Instrument are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.


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            (f)  SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (g) COUNTERPARTS. This Instrument and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

            (h) GOVERNING LAW. This Instrument shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.


                                  (end of page)






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      IN WITNESS WHEREOF, this Instrument has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Buyer.

                                          WEST COAST ENTERTAINMENT CORPORATION

                                          By /s/ Ralph W. Standley III
                                             ---------------------------------
                                             Chairman



AGREED TO AND ACCEPTED AS OF
THE DATE FIRST SET FORTH ABOVE:

EACH OF THE ENTITIES IDENTIFIED ON
SCHEDULE A HERETO
----------

BY /s/ Charles Johnson, Jr.
  --------------------------------

Title President
     -----------------------------



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                                   Schedule A
                                   ----------

                         Seller Names and Allocation of
                         ------------------------------
                         Amounts Deliverable Hereunder
                         -----------------------------


            Entity                              Percentage
            ------                              ----------

J.J. Video Inc. -                                  16.8%
Film Festival

Picture Show Video -
Gardenside, Inc.                                   15.0%

Picture Show Video -                               14.5%
Winchester, Inc.

Picture Show                                       35.8%
Video No. 4, Inc.

Picture Show                                       17.9%
Video, Inc.




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